Chembio Reports First Quarter 2010 Results

Conference Call Scheduled for Thursday, May 6, 2010,
 at 1:30 p.m. Eastern Time

MEDFORD, N.Y (May 6, 2010) – Chembio Diagnostics, Inc. (OTC/BB: CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, reported its results for the first quarter of 2010.  Total revenues were $2.78 million for the three months ended March 31, 2010, which compares to total revenues of $2.55 million for the three months ended March 31, 2009, a 9.3% increase.  The Company recorded a net loss of approximately $157,000, or under $0.01 per share, for the three months ended March 31, 2010, compared to a net loss of approximately $325,000, or a $0.01 per share, for the three months ended March 31, 2009.

The operating results in the first quarter of 2010 include $1.16 million of revenues from the sale of rapid HIV tests to Inverness Medical Innovations, Inc., the Company’s exclusive U.S. marketing partner for its two FDA-approved rapid HIV tests.  This represents an increase of $.32 million, or 37.6%, compared to $.84 million for the quarter ended March 31, 2009.  The Company also realized revenues related to research & development contracts and grants, which increased by $.27 million or 98%, to $.55 million in the quarter ended March 31, 2010 from $.28 million in the quarter ended March 31, 2009.  The Company increased its research & development expenses in the first quarter of 2010 by $.15 million as compared with the quarter of 2009, in order to service the new contracts and grants and as more products based on the Company’s patented DPP® technology were validated for manufacture and entered the clinical evaluation and regulatory approval process.

Commenting on the results, Chembio’s President, Lawrence A. Siebert stated, “Continued improvement in our sales mix through strong increased sales of our FDA-approved rapid HIV tests, combined with record revenue from research and development contracts and grants, enabled our gross profit to increase by over 30% compared to the first quarter of 2009.  Our SG&A expenses also showed a slight decrease, despite larger investor relations, legal, accounting, and share-based compensation expenses.  Operating expenses in the first quarter included approximately $232,000 of non-cash expenses, attributable to depreciation, license amortization, and other items.  Operating expenses also included initial costs associated with the commencement of our clinical trials for our oral fluid HIV test.  We also increased inventories during the first quarter by approximately $423,000 in anticipation of shipments of orders to Brazil which did not occur, but which we are confident will occur beginning this quarter.  Notwithstanding the first quarter loss, I believe that for the remainder of the year, the Company will have the necessary funds to continue to invest in our development and commercialization programs, which in turn will allow us to deliver growth in 2011 and beyond, as the growth from our base business is accelerated from the commercialization of our new DPP® rapid, point-of-care products.”

Progress in Product Development & Commercialization for the Quarter Ended March 31, 2010

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During the first quarter of 2009, Chembio made good progress toward the commercialization of its DPP® HIV Screen Assay for use with oral fluid samples, DPP® Syphilis Screen & Confirm assay., and DPP® Influenza A & B Antigen detection assay.  As reported in March, the DPP® HIV Screen Assay was approved by the United States Agency for International Development for procurement in US government international AIDS relief programs such as the President’s Emergency Plan for AIDS Relief (“PEPFAR”) program.  This approval for use with oral fluids was as a result of the product’s superior performance in two separate evaluations, including one conducted by the United States CDC Global AIDS Program.  Also the Company has commenced its clinical trials for this product in support of an anticipated Pre-Marketing Approval application the Company intends to file for this product.  During the quarter the Company also made progress in completing work related to commencing clinical trials for its Syphilis Screen & Confirm point of care test, which trials it plans to begin during the third quarter of 2010.  Both of these products were exhibited at the U.S. HIV testing conference where they were well received.  An external study on the Company’s prototype Influenza assay compared to certain commercial products has provided the impetus to move this product through full development and regulatory approval.

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Also during the first quarter Chembio made good progress in its OEM programs, including the programs in Brazil, where three products are pending regulatory approval, as well as in the DPP®-based multiplex product development agreements with Bio-Rad Laboratories, Inc. and with Battelle Memorial Institute.

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During the first quarter the Company’s Dual Path Immunoassay device which was granted a United States patent in 2007, received patent protection in the United Kingdom.  Also during the first quarter the Company received broader protection of its DPP® technology in the US through the issuance of a U.S. method patent for its DPP® technology.   The DPP® technology has also been afforded patent protection in certain other foreign jurisdictions over the last year (Malaysia, Singapore and Eur-Asia), and patent protection is being actively prosecuted in all major markets globally.

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Finally, based on the most recent dialog we have had with our Notified Body, we now believe we will be able to meet the CE Marking requirements for our two FDA approved rapid HIV tests.  Further information is now being gathered to establish the cost and the timetable for completing this, but we were very encouraged by the most recent communication.

Discussion of these programs may be included in the Company’s conference call this afternoon.

Financial Highlights for the Quarter ended March 31, 2010

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Product sales for the quarter ended March 31, 2010 (First quarter) decreased 2.4% to a $2.21 million from $2.27 million in the same period of 2009.  Net product sales to Inverness for the first quarter increased more than $.32 million to $1.16 million, or approximately 38%, as compared to $.84 million in the same quarter of 2009.  This was offset by decreased sales to Brazil, as product revenues from our four new programs in Brazil did not yet begin to replace the sales from the 2004 program sales that ended in the first quarter of 2009.

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The increased product and R&D revenues in the first quarter of 2010 combined to produce gross margin dollars that were $308,000, or 30.8%, greater ($1.31 million vs. $1.00 million) than the gross margin dollars in the comparable period in 2009.

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R&D expenses increased by $153,000 in the first quarter of 2010 as compared to the same quarter in 2009.  Increases in Wages and related costs, share-based compensation and the commencement of clinical trials for our DPP Screen Assay, all contributed to this increase.  Net R&D expenses over R&D revenues decreased in the first quarter of 2010 from $371,000 ($647,000 less $276,000) in the 2009 period to $254,000 ($801,000 less $547,000) in the 2010 period.

•	Selling General & Administrative Expenses decreased by $14,000 or 2% in the first quarter of 2010 as compared to the first quarter of 2009.

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Operating loss was approximately $156,000, in the first quarter of 2010 as compared to an operating loss in the first quarter of 2009 of $324,000, an improvement of $168,000.  In addition, net loss was approximately $157,000 in the first quarter of 2010 as compared to a net loss in the first quarter of 2009 of $325,000, an improvement of $168,000.

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The March 31, 2010 cash balance was $270,000 less than as of December 31, 2009.  This was primarily due to a $423,000 increase in our DPP inventories, based on product produced in anticipation of approval in Brazil.  Also contributing to the cash decrease was a $383,000 decrease in accounts payable balance, partially offsetting these cash decreases was a decrease in the accounts receivable balance of $598,000.  The non-cash expenses totaled $232,000, and consisted of $80,000 from depreciation expense, $75,000 in share based compensation expense and $77,000 in the amortization of licenses.  The amount of non-cash expenses exceeded the amount of the net loss for the period.

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Conference Call

Chembio has scheduled a conference call and webcast for 1:30 p.m. Eastern time on Thursday, May 6, 2010.  To participate on the conference call, please dial (877) 407-0778 from the U.S. or (201) 689-8565 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until March 13, 2010 at 11:59 p.m. Eastern Time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering reservation account number 286 and conference ID #: 350210.  The conference call may also be accessed via the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=158188.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $7 billion point-of-care testing market.  Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc.  Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®.  Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company: Contact:
Susan Norcott 631-924-1135 x125 or snorcott@chembio.com

Investor & Public Relations
The Investor Relations Group
212-825-3210
James Carbonara JCarbonara@investorrelationsgroup.com

(Tables to follow)

Chembio Diagnostics, Inc.
Summary of Results of Operations

For the three months ended (Unaudited)
	March 31, 2010	March 31, 2009
Net product sales	$ 2,214,897	$ 2,269,417

License and royalty income	21,496	-

Research grant income	547,022	276,181

Total Revenues	$ 2,783,415	$ 2,545,598

Gross Profit	$ 1,306,374	$ 998,690

Research and development expenses	$ 800,758	$ 647,372

Selling, general and administrative expenses	$ 661,848	$ 675,813

Income (loss) from operations	$ (156,232)	$ (324,495)

Net income (loss)	$ (157,326)	$ (325,232)

Basic earnings (loss) per share	$ (0.00)	$ (0.01)

Diluted earnings (loss) per share	$ (0.00)	$ (0.01)

Weighted average number of shares outstanding, basic	61,986,165	61,944,901

Weighted average number of shares outstanding, diluted	61,986,165	61,944,901

Chembio Diagnostics, Inc.
Summary of Balance Sheets

	March 31, 2010	December 31, 2009
	(UNAUDITED)
CURRENT ASSETS:
Cash	$ 797,923	$ 1,068,235
Accounts receivable, net of allowances	1,178,508	1,776,327
Inventories	1,979,561	1,555,903
Other current assets	284,930	266,637
TOTAL CURRENT ASSETS	4,240,922	4,667,102

NET FIXED ASSETS	850,126	580,213

OTHER ASSETS
Deposits on manufacturing equipment	61,700	338,375
License agreements and other assets	711,226	729,560

	$ 5,863,974	$ 6,315,250

TOTAL CURRENT LIABILITIES	$ 2,810,224	$ 3,173,132

TOTAL OTHER LIABILITIES	45,900	54,204

TOTAL LIABILITIES	2,856,124	3,227,336

TOTAL STOCKHOLDERS’ EQUITY	3,007,850	3,087,914

	$ 5,863,974	$ 6,315,250

Chembio Diagnostics, Inc.
Summary of Cash Flow
	For the three months ended (Unaudited)
	March 31, 2010	March 31, 2009

Net cash (used in) provided by operating activities	$(192,074)	$235,867
Net cash used in investing activities	(72,866)	(151,241)
Net cash used in financing activities	(5,372)	(4,458)
Net (decrease)/increase in cash and cash equivalents	$(270,312)	$80,168